CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is entered into effective as of September 1, 2006 (the “Effective Date”), between Reef Exploration, L.P., a Texas limited partnership (the “Company”) and William R. Dixon, dba, DXN Associates, (the “Consultant”). Company and Consultant may be referred to collectively in this Agreement as the “Parties” or individually as a “Party.” The Parties desire to enter into an agreement setting forth the terms and conditions under which Consultant will provide services to Company. For and in consideration of the mutual covenants and agreements set out in this Agreement, the Parties agree as follows:

1. Consultant Services. Consultant represents that he is qualified and has sufficient experience and expertise to review and evaluate exploration, exploitation and development drilling opportunities as well as producing property evaluations and to provide Company with an evaluation and analysis to enable the Company to determine whether or not it wishes to acquire any of such properties.

Consultant will review for the Company, all properties that are relatively close in, low risk, and that have some kind of a downdip show. This criteria may be altered and amended from time to time by written notice to Consultant. Consultant agrees to give Company the first right of refusal on all prospects that it reviews that fit within the Company’s criteria, as may be amended (a “prospect”).

Consultant shall devote sufficient time to his duties hereunder to locate and provide the Company with prospects and provide a sufficient review and analysis of such prospects to minimize the time spent by Company in making its determination whether or not to come to Consultant’s offices in Midland to make a further review.

2. Term. This Agreement shall commence on the Effective Date and shall continue for a period of one year (the “Initial Term”) unless sooner terminated pursuant to Article 8 hereof. The term of this Agreement will be automatically extended thereafter (the “Extended Term”) until such time as either Party terminates it upon 30 days written notice, unless sooner terminated pursuant to Article 8 hereof.

3. Compensation.
3.1 Consulting Fee. Company shall pay Consultant during the term of this Agreement the sum of $11,250.00 per month in advance on the first of each month. This fee may be offset by any amounts due and owing by Consultant to Company whether such amounts arise out of this Agreement or unrelated transactions between the Parties. Consultant shall not be an employee of Company and shall not participate in any group health, accident and life insurance plans, or any pension or other benefit plan sponsored by Company.

3.2 Expenses.
a.	Company shall acquire the following equipment for Consultant’s use. Consultant shall provide Company the necessary equipment specifications for each item.
1. Desktop PC with dual screens and supporting hardware and software
2. A 36 inch (minimum) or 42 inch large-scale color printer (plotter)
3. An electric log copier/scanner
4. A black and white, computer-compatible copier capable of 11/17 prints

All equipment provided by the Company for use by Consultant shall remain the property of Company and shall, upon request to do so, be returned to the Company.

b.           Company shall establish a revolving account with Consultant to reimburse Consultant for all third party and other expenses pit-approved by the Company in writing. Company shall fund the account initially with $5,000.00. Consultant shall reconcile the account monthly with supporting expenses documentation and Company shall provide the necessary funds to maintain a $5,000.00 monthly balance in the account at the beginning of each month. These expenses shall include but not be limited to:
1. Geotech, filing and secretarial services
2. Expenses associated with the preparation and reproduction of maps and other geological, geophysical, land and engineering exhibits
3. Acquisition of geologic, land and other data required in the evaluation of individual projects.

c.
Company shall reimburse Consultant for all normal monthly expenses incurred by Consultant in carrying out its duties hereunder that have been approved by Company in writing, in advance. Consultant shall, on presenting Company with documentation reasonably acceptable to Company, be reimbursed by Company for all such pit-approved expenses, including transportation, meals, lodging, long distance phone calls, and related miscellaneous expenses incurred by Consultant in connection with the performance of the services provided by Consultant pursuant to this Agreement.

3.3 Additional Consultant Participation.
a.	Assignment of Overriding Royalty – Third Party Deals.
Company shall assign Consultant a 1% of 8/8ths overriding royalty interest (ORRI) on all leases either acquired and/or earned by Company on all projects submitted by third parties, which have been previously recommended by Consultant or will be recommended by Consultant during the Term of this Agreement, and which are acquired by Company after September 1, 2006. The ORRI shall be proportionately reduced to the Company’s working interest ownership in each lease.

b.	Consultant Participation – Generated Deals
Mutually agreeable terms shall be negotiated between Company and Consultant on all deals generated by Consultant (including those deals generated in association with other parties) and committed to by Company during the Term of this Agreement. Consultant shall provide Company a 15-day exclusive on all such generated deals. Should Company elect not to participate in any given generated project submitted by Consultant within this 15-day exclusive period, then Consultant shall be free to market the deal to other potential industry participants.

4. Exclusive Services. Consultant agrees that it will not, during the term of this Agreement, do any work, perform any services, or serve as a consultant for a third party where those activities would, in the reasonable judgment of Company, create a conflict of interest with or prevent Consultant from fulfilling its duties, obligations, and responsibilities as set forth in this Agreement.

5. Confidentiality. Consultant recognizes that during the term of this Agreement, Consultant may have access to confidential and proprietary information and trade secrets of Company (the “Confidential Information”). Consultant agrees that it will not divulge, distribute, or disseminate any Confidential Information to any third party during or after the term of this Agreement, or use any Confidential Information for any purpose other than as required to carry out its duties hereunder.

Consultant agrees that, upon termination of this Agreement, it shall immediately return to Company all Confidential Information.

6. Personal Services Contract. Consultant acknowledges and agrees this Agreement is a personal services contract and may not be assigned by Consultant.

7. Work Product. Consultant agrees that it will promptly and completely inform and disclose to Company all studies undertaken with respect to its duties and the findings and analyses that Consultant may create or obtain during the term of this Agreement for the benefit of the Company. All such findings and analyses and discoveries shall be the exclusive property of the Company and shall be included in the definition of Confidential Information.

8. Termination. This Agreement may be terminated at any time during the Initial Term or the Extended Term:

a.	By the mutual written consent of both Parties;

b.
By Company if Consultant (i) breaches any covenant, term, or condition contained in this Agreement, (ii) commits an act of theft, fraud, or dishonesty against Company, or, (iii) fails or refuses to satisfactorily perform the services to be provided by Consultant pursuant to this Agreement;

c.	By Consultant if Company fails without cause to pay the Consultant Fee for a period of 30 days after written notice from Consultant.

d.	By 30 days written notice from either Party during the Initial or Extended Term of this Agreement.

If this Agreement is terminated for the reasons stated in a., b., or d. above, any obligations of Company to pay Consulting Fees to Consultant shall terminate effective as of the date of termination of this Agreement, and those fees will be prorated through the date of termination. If Consultant terminates this Agreement pursuant to c. above, Consultant shall be entitled to the fees that would be due to Consultant during the remainder of the Term or the Extended Term, as appropriate.

9. Miscellaneous.

9.1 Independent Contractor. Nothing contained in this Agreement shall be construed as a partnership agreement and Consultant shall not be deemed to be an employee or agent of Company. Neither Party has any authority to bind the other in any respect. It is intended, understood, and agreed that Consultant is an independent contractor responsible for his own actions.

9.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas. Company and Consultant agree that in the event of a dispute arising between the Parties, the Parties agree to subject themselves to the jurisdiction of the Courts of Dallas County, Texas.

9.3 Modifications. No provision of this Agreement may be changed or modified, except by written agreement signed by the Parties.

9.4 Legal Compliance. Consultant agrees to abide by all applicable laws and regulations, both state and federal, in the performance of his duties provided for in this Agreement.

9.5 Entire Agreement. This Agreement contains the entire understanding of the Parties in connection with its subject matter and supersedes all previous verbal or written agreements.

9.6 Notices. My notice required or permitted to be given under this Agreement shall be in writing and shall be considered to have been given if sent by certified mail, return receipt requested,

To Consultant at:
310 W. Wall, Suite 800
Midland, Texas 79701
(432) 687-7070
Attention: Bill Dixon

Or, to Company at:
1901 N. Central Expressway Suite 300
Richardson, Texas 75080
(972) 437-6792
Attention: Walt Dunagin

9.7 Invalidity. If any of the provisions of this Agreement shall be held invalid, that invalidity shall not affect any other provisions which can be given effect without the invalid provisions. To this end, the provisions of this Agreement are intended to be and shall be deemed severable.

9.8 Descriptive Headings. The descriptive headings of the several sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of its provisions.

This Agreement has been executed as of the Effective Date stated above.

Company:

Reef Exploration, LP , by Reef Exploration, GP, LLC, its general partner.

By:

Consultant:

William R. Dixon dba DXN Associates

By: